Exhibit 99.1


                          Abraxas Petroleum Corporation
                       500 N. Loop 1604 East, Suite 100,
                            San Antonio, Texas 78232
                 P.O. Box 701007, San Antonio, Texas 78270-1007
                Office: 210.490.4788 Exec/Acctg Fax: 210.490.8816

                                  NEWS RELEASE

           Abraxas Announces Expanded Capital Spending Budget for 2005
                         and Provides Operational Update

SAN ANTONIO (Sept. 14, 2005) - Abraxas Petroleum Corporation (AMEX:ABP) today announced that the Board of Directors approved an expanded capital expenditure budget of $32 million for 2005 and provided an operational update.

The $10 million increase over the initial capital expenditure budget of $22 million will be allocated predominantly to Wyoming and the Oates SW Field area in West Texas and will be funded out of cash flow and availability under our credit facility.

Recently announced operational results have positively impacted our total net production, which currently exceeds 21.5 MMcfepd and represents a 41% increase over 2nd quarter average.

In the Oates SW Field area, the La Escalera #2 is cleaning up after a frac treatment, following delays in obtaining service equipment. In addition, re-entry operations have commenced on an initial Woodford test on the recently acquired Hudgins Ranch.

In Brooks Draw, Wyoming, the Red Tail Hawk #1, reached a total depth of 9,130' and production casing was set after encountering encouraging oil shows in multiple zones. The Prairie Falcon #2 and the Red Tail Hawk #1 currently await completion equipment. The Bald Eagle #1 is drilling below 5,800'. Abraxas owns a 100% working interest in all five of the abovementioned wells.

"We are extremely pleased that our current net production exceeds our exit rate guidance for the year, and we have several wells currently awaiting completion. Even though we continue to find ourselves in a tightening environment in terms of available rigs and related services, we are optimistic about our ability to achieve our expanded $32 million capital program. As these wells are successfully completed, we anticipate a continually growing production profile throughout 2005 and into 2006", commented Bob Watson, President and CEO.

In connection with the appointment of Paul A. Powell, Jr. to Abraxas' Board of Directors, 45,000 options have been awarded to Mr. Powell at a price of $4.59 per share.

Abraxas Petroleum Corporation is a San Antonio-based crude oil and natural gas exploitation and production company with operations in Texas and Wyoming.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas' actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas. In addition, Abraxas' future crude oil and natural gas production is highly dependent upon Abraxas' level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas' control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas' filing with the Securities and Exchange Commission during the past 12 months.


FOR MORE INFORMATION CONTACT:
Barbara M. Stuckey/Director of Corporate Development
Direct Telephone 210.757.9835
Main Telephone 210.490.4788
bstuckey@abraxaspetroleum.com
www.abraxaspetroleum.com